Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Nine Months Ended September 30, 2024

Corrected

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, November 1, 2024 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company of Bogota Savings Bank (the “Bank”), after market close today issued a correction to its financial results for the three and nine months ended September 30, 2024 (the “Revised Earnings Release”), which was issued prior to market open on November 1, 2024 (the “Original Earnings Release”). Interest expense on deposits (and similarly total interest expense) for the three and nine months ended September 30, 2024 reported in the Original Earnings Release was understated by $300,000 due to a misstatement of the rates paid on certain certificates of deposit during the three months ended September 30, 2024. As a result, the Revised Earnings Release reflects the following changes:

At September 30, 2024

	Average rate for certificates of deposit	Average rate for deposits
As Initially Reported	4.15%	3.55%
As Corrected	4.39%	3.95%

For Three Months Ended September 30, 2024

(Dollars in thousands, except per share data)	Interest paid on average certificates of deposit	Interest paid on average interest- bearing deposits	Net interest income	Net interest income after provision (recovery) for credit losses	(Loss) income before income taxes	Income tax (benefit) expense	Net (loss) income	(Loss) earnings per common share – basic	(Loss) earnings per common share – diluted
As Initially Reported	$5,327	$5,861	$2,957	$2,957	$(320)	$(173)	$(147)	$(0.01)	$(0.01)
As Corrected	$5,627	$6,161	$2,657	$2,657	$(620)	$(253)	$(367)	$(0.03)	$(0.03)

	Cost of average certificates of deposit	Cost of average interest- bearing deposits	(Loss) Return on Average Assets	(Loss) Return on Average Equity	Interest rate spread	Net interest margin	Efficiency Ratio
As Initially Reported	4.26%	3.84%	(0.09)%	(0.72)%	0.81%	1.24%	109.75%
As Corrected	4.50%	4.04%	(0.07)%	(0.52)%	0.66%	1.15%	120.78%

For Nine Months Ended September 30, 2024

(Dollars in thousands, except per share data)	Interest paid on average certificates of deposit	Interest paid on average interest- bearing deposits	Net interest income	Net interest income after provision (recovery) for credit losses	(Loss) income before income taxes	Income tax (benefit) expense	Net (loss) income	(Loss) earnings per common share – basic	(Loss) earnings per common share – diluted
As Initially Reported	$16,484	$18,085	$8,352	$8,282	$(1,762)	$(741)	$(1,020)	$(0.08)	$(0.08)
As Corrected	$16,784	$18,385	$8,052	$7,982	$(2,062)	$(821)	$(1,240)	$(0.10)	$(0.10)

	Cost of average certificates of deposit	Cost of average interest- bearing deposits	(Loss) Return on Average Assets	(Loss) Return on Average Equity	Interest rate spread	Net interest margin	Efficiency Ratio
As Initially Reported	4.31%	3.88%	(0.17)%	(1.23)%	0.73%	1.23%	118.23%
As Corrected	4.39%	3.95%	(0.20)%	(1.44)%	0.68%	1.18%	122.18%

The full text of the corrected release is a follows:

Teaneck, New Jersey, November 1, 2024 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported a net loss for the three months ended September 30, 2024 of $367,000, or $0.03 per basic and diluted share, compared to a net loss of $29,000, or $0.00 per basic and diluted share, for the comparable prior year period. The Company reported a net loss for the nine months ended September 30, 2024 of $1.2 million, or $0.10 per basic and diluted share, compared to net income of $1.8 million, or $0.14 per basic and diluted share, for the nine months ended September 30, 2023.

On April 24, 2024, the Company announced it had received regulatory approval for the repurchase of up to 237,090 shares of its common stock, or approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). The repurchase program does not have a scheduled expiration date and the Board of Directors has the right to suspend or discontinue the program at any time. As of September 30, 2024, 163,790 shares have been repurchased pursuant to the program at a cost of $1.2 million.

Other Financial Highlights:

•

Total assets increased $39.6 million, or 4.2%, to $978.9 million at September 30, 2024 from $939.3 million at December 31, 2023, due to an increase in securities, offset by a decrease in cash and cash equivalents and loans.

•	Cash and cash equivalents decreased $3.9 million, or 15.8%, to $21.0 million at September 30, 2024 from $24.9 million at December 31, 2023 as excess funds were used to purchase securities.

•	Securities increased $47.1 million, or 33.3%, to $188.7 million at September 30, 2024 from $141.5 million at December 31, 2023.

•	Net loans decreased $5.8 million, or 0.8%, to $708.9 million at September 30, 2024 from $714.7 million at December 31, 2023.

•

Total deposits at September 30, 2024 were $629.3 million, increasing $3.9 million, or 0.6%, as compared to $625.3 million at December 31, 2023, due to a $2.3 million increase in interest-bearing deposits, primarily in certificates of deposit, and a $1.6 million increase in non-interest bearing demand accounts. The average cost of deposits increased 128 basis points to 3.95% for the first three quarters of 2024 from 2.67% for the first nine months of 2023 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•	Federal Home Loan Bank advances increased $34.9 million, or 20.8% to $202.6 million at September 30, 2024 from $167.7 million as of December 31, 2023.

Kevin Pace, President and Chief Executive Officer, said “The Bank continues its growth strategy focusing on core deposits and commercial lending. We have seen an uptick in our commercial pipeline this quarter that shows interest remains strong in our market. Offering new desirable technology through partnerships with our providers is a key initiative we are focusing on going into 2025. This will allow us to attract new customers in our competitive environment.”

“The Bank completed its third stock repurchase program earlier this year and promptly began its fourth buyback. We remain diligent in our efforts to show confidence and deliver value to our shareholders.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended September 30, 2024 and September 30, 2023

Net income decreased by $338,000 to a net loss of $367,000 for the three months ended September 30, 2024 from a net loss of $29,000 for the three months ended September 30, 2023. This decrease was primarily due to a decrease of $560,000 in net interest income, partially offset by a decrease of $171,000 in salaries and employee benefit costs, an increase of $128,000 in income tax benefit and a $38,000 increase in non-interest income.

Interest income increased $1.3 million, or 14.3%, from $9.3 million for the three months ended September 30, 2023 to $10.6 million for the three months ended September 30, 2024 primarily due to higher yields on interest-earning assets and an increase in the average balance of securities.

Interest income on cash and cash equivalents decreased $30,000, or 17.9%, to $138,000 for the three months ended September 30, 2024 from $168,000 for the three months ended September 30, 2023 due to a $2.6 million decrease in the average balance to $10.2 million for the three months ended September 30, 2024 from $12.8 million for the three months ended September 30, 2023, reflecting the use of excess cash to purchase securities. The decrease was offset by an 18 basis point increase in the average yield from 5.21% for the three months ended September 30, 2023 to 5.39% for the three months ended September 30, 2024 due to the higher interest rate environment.

Interest income on loans increased $401,000, or 5.0%, to $8.4 million for the three months ended September 30, 2024 compared to $8.0 million for the three months ended September 30, 2023 due primarily to a 24 basis point increase in the average yield from 4.45% for the three months ended September 30, 2023 to 4.69% for the three months ended September 30, 2024, and to a lesser extent, a $876,000 increase in the average balance to $711.6 million for the three months ended September 30, 2024 from $710.7 million for the three months ended September 30, 2023.

Interest income on securities increased $889,000, or 88.2%, to $1.9 million for the three months ended September 30, 2024 from $1.0 million for the three months ended September 30, 2023 primarily due to a $48.7 million increase in the average balance to $187.2 million for the three months ended September 30, 2024 from $138.5 million for the three months ended September 30, 2023, and a 114 basis point increase in the average yield from 2.91% for the three months ended September 30, 2023 to 4.05% for the three months ended September 30, 2024 due to the higher interest rate environment.

Interest expense increased $1.9 million, or 31.1%, from $6.1 million for the three months ended September 30, 2023 to $8.0 million for the three months ended September 30, 2024 due to higher costs and average balances on certificates of deposit and borrowings.

Interest expense on interest-bearing deposits increased $1.3 million, or 27.0%, to $6.2 million for the three months ended September 30, 2024 from $4.9 million for the three months ended September 30, 2023. The increase was due to a 93 basis point increase in the average cost of deposits to 4.04% for the three months ended September 30, 2024 from 3.11% for the three months ended September 30, 2023. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit decreased $831,000 to $497.3 million for the three months ended September 30, 2024 from $498.1 million for the three months ended September 30, 2023 while the average balance of NOW/money market accounts and savings accounts decreased $9.0 million and $2.1 million for the three months ended September 30, 2024, respectively, compared to the three months ended September 30, 2023.

Interest expense on Federal Home Loan Bank advances increased $582,000, or 47.7%, from $1.2 million for the three months ended September 30, 2023 to $1.8 million for the three months ended September 30, 2024. The increase was primarily due to an increase in the average balance of $71.6 million to $196.9 million for the three months ended September 30, 2024 from $125.3 million for the three months ended September 30, 2023. The increase was slightly offset by a decrease in the average cost of borrowings of 22 basis points to 3.64% for the three months ended September 30, 2024 from 3.86% for the three months ended September 30, 2023 due to new borrowings being at lower rates. At September 30, 2024, cash flow hedges used to manage interest rate risk had a notional value of $65.0 million, while fair value hedges totaled $60.0 million in notional value. During the three months ended September 30, 2024, the use of the cash flow and fair value hedges reduced the interest expense on the Federal Home Loan Bank advances and certificates of deposit by $498,000.

Net interest income decreased $560,000, or 17.4%, to $2.7 million for the three months ended September 30, 2024 from $3.2 million for the three months ended September 30, 2023. The decrease reflected a 35 basis point decrease in our net interest rate spread to 0.66% for the three months ended September 30, 2024 from 1.01% for the three months ended September 30, 2023. Our net interest margin decreased 32 basis points to 1.15% for the three months ended September 30, 2024 from 1.47% for the three months ended September 30, 2023.

We did not record a provision for credit losses for the three months ended September 30, 2024 or September 30, 2023 due to moderate loan growth and improved economic conditions.

Non-interest income increased by $38,000, or 13.0%, to $327,000 for the three months ended September 30, 2024 from $290,000 for the three months ended September 30, 2023. Bank-owned life insurance income increased $23,000, or 11.6%, due to higher balances during 2024 and gain on sale of loans increased $12,000 compared to no gain on sale of loans for the comparable period last year due to the sale of a $400,000 residential loan in 2024.

For the three months ended September 30, 2024, non-interest expense decreased $56,000, or 1.5%, over the comparable 2023 period. This was due to a $171,000, or 7.5% reduction in salaries and employee benefits, which decreased due to lower headcount and increased expenses in 2023 related to the retirement of the previous Chief Executive Officer, and a $40,000, or 31.9%, decrease in advertising expenses. Our FDIC insurance assessment also decreased by $26,000, or 19.8%. These decreases were partially offset by an increase in professional fees of $99,000, or 66.4%, due to higher consulting expense related to strategic business planning. Data processing expense also increased $100,000, or 48.8%, due to higher processing costs.

Income tax expense decreased $128,000, or 102.1%, to a benefit of $253,000 for the three months ended September 30, 2024 from a $125,000 benefit for the three months ended September 30, 2023. The decrease was due to a reduction of $466,000 in taxable income.

Comparison of Operating Results for the Nine Months Ended September 30, 2024 and September 30, 2023

Net income decreased by $3.1 million, or 168.1%, to a net loss of $1.2 million for the nine months ended September 30, 2024 from net income of $1.8 million for the nine months ended September 30, 2023. This decrease was primarily due to a decrease of $4.0 million in net interest income, partially offset by a decrease of $1.2 million in income tax expense.

Interest income increased $3.4 million, or 12.4%, from $27.7 million for the nine months ended September 30, 2023 to $31.1 million for the nine months ended September 30, 2024 due to higher yields on interest-earning assets and an increase in the average balance of securities, partially offset by a decrease in the average balance of loans and cash and cash equivalents.

Interest income on cash and cash equivalents decreased $8,000, or 1.9%, to $415,000 for the nine months ended September 30, 2024 from $423,000 for the nine months ended September 30, 2023 due a $2.3 million decrease in the average balance to $9.1 million for the nine months ended September 30, 2024 from $11.4 million for the nine months ended September 30, 2023, reflecting the decrease of liquidity due to increased securities purchases. This decrease was offset by a 111 basis point increase in the average yield due to the higher interest rate environment.

Interest income on loans increased $1.1 million, or 4.5%, to $24.9 million for the nine months ended September 30, 2024 compared to $23.8 million for the nine months ended September 30, 2023 due primarily to a 20 basis point increase in the average yield from 4.46% for the nine months ended September 30, 2023 to 4.66% for the nine months ended September 30, 2024, offset by a $1.9 million decrease in the average balance to $711.7 million for the nine months ended September 30, 2024 from $713.6 million for the nine months ended September 30, 2023.

Interest income on securities increased $2.2 million, or 69.4%, to $5.3 million for the nine months ended September 30, 2024 from $3.1 million for the nine months ended September 30, 2023 primarily due to a 112 basis point increase in the average yield from 2.80% for the nine months ended September 30, 2023 to 3.92% for the nine months ended September 30, 2024, and a $31.0 million increase in the average balance to $179.8 million for the nine months ended September 30, 2024 from $148.8 million for the nine months ended September 30, 2023.

Income from other interest-earning assets, which primarily consisted of Federal Home Loan Bank stock, increased $209,000, or 27.1% to $981,000 for the nine months ended September 30, 2024 from $772,000 for the nine months ended September 30, 2023 due to dividends paid on such stock.

Interest expense increased $7.4 million, or 47.4%, from $15.7 million for the nine months ended September 30, 2023 to $23.1 million for the nine months ended September 30, 2024 due to higher costs and average balances on certificates of deposit and borrowings.

Interest expense on interest-bearing deposits increased $5.6 million, or 43.9%, to $18.4 million for the nine months ended September 30, 2024 from $12.8 million for the nine months ended September 30, 2023. The increase was due to a 128 basis point increase in the average cost of deposits to 3.95% for the nine months ended September 30, 2024 from 2.67% for the nine months ended September 30, 2023. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $12.0 million to $510.5 million for the nine months ended September 30, 2024 from $498.5 million for the nine months ended September 30, 2023 while average NOW/money market accounts and savings accounts decreased $24.2 million and $5.7 million for the nine months ended September 30, 2024, respectively, compared to the nine months ended September 30, 2023.

Interest expense on Federal Home Loan Bank advances increased $1.8 million, or 62.7%, from $2.9 million for the nine months ended September 30, 2023 to $4.7 million for the nine months ended September 30, 2024. The increase was primarily due to an increase in the average balance of $60.7 million to $171.6 million for the nine months ended September 30, 2024 from $110.9 million for the nine months ended September 30, 2023. The increase was also due to an increase in the average cost of borrowings of 17 basis points to 3.67% for the nine months ended September 30, 2024 from 3.50% for the nine months ended September 30, 2023 due to new borrowings being at higher rates. At September 30, 2024, cash flow hedges used to manage interest rate risk had a notional value of $65.0 million, while fair value hedges totaled $60.0 million in notional value. During the nine months ended September 30, 2024, the use of the cash flow hedges reduced the interest expense on the Federal Home Loan Bank advances and certificates of deposit by $1.2 million.

Net interest income decreased $4.0 million, or 33.1%, to $8.0 million for the nine months ended September 30, 2024 from $12.0 million for the nine months ended September 30, 2023. The decrease reflected a 73 basis point decrease in our net interest rate spread to 0.68% for the nine months ended September 30, 2024 from 1.41% for the nine months ended September 30, 2023. Our net interest margin decreased 64 basis points to 1.18% for the nine months ended September 30, 2024 from 1.82% for the nine months ended September 30, 2023.

We recorded a $70,000 provision for credit losses for the nine months ended September 30, 2024 compared to a $125,000 recovery for credit losses for the nine-month period ended September 30, 2023, which was due to a decrease in loan balances in 2023. The entire provision in the first three quarters of 2024 was due to an increase in held-to-maturity corporate securities.

Non-interest income increased by $73,000, or 8.5%, to $929,000 for the nine months ended September 30, 2024 from $856,000 for the nine months ended September 30, 2023. The increase was primarily due to bank-owned life insurance income, which increased $74,000, or 12.9%, due to higher balances during 2024.

For the nine months ended September 30, 2024, non-interest expense increased $163,000, or 1.5%, over the comparable 2023 period. Professional fees increased $270,000, or 65.5% due to higher consulting expense related to strategic business planning. Data processing expense increased $210,000, or 29.3%, due to higher processing costs. These were offset by a $333,000, or 4.9%, reduction in salaries and employee benefit, which decreased due to lower headcount and increased expenses in 2023 related to the retirement of the previous Chief Executive Officer.

Income tax expense decreased $1.2 million, or 312.9%, to a benefit of $821,000 for the nine months ended September 30, 2024 from a $386,000 expense for the nine months ended September 30, 2023. The decrease was due to a reduction of $4.3 million in taxable income.

Balance Sheet Analysis

Total assets were $978.9 million at September 30, 2024, representing an increase of $39.6 million, or 4.2%, from December 31, 2023. Cash and cash equivalents decreased $3.9 million during the period primarily due to the purchase of new securities offset by loan repayments. Net loans decreased $5.8 million, or 0.8%, due to $22.5 million in repayments including a $12.6 million decrease in the balance of residential loans, as well as a $9.1 million decrease in the balance of construction loans and a decrease of $915,000 in multifamily loans. The decrease was partially offset by new production of $16.7 million, including $13.1 million and $3.6 million of commercial real estate and commercial and industrial loans, respectively. The Company also purchased a pool of residential loans totaling $10.4 million. Due to the interest rate environment, we have experienced a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods. Securities held to maturity increased $7.4 million, or 10.3%, and securities available for sale increased $40.0 million, or 57.6%, due to new purchases of mortgage-backed securities with excess cash.

Delinquent loans increased $8.9 million to $21.5 million, or 3.0% of total loans, at September 30, 2024, compared to $12.6 million, or 1.8% of total loans, at December 31, 2023. The increase was mostly due to four commercial real estate loans to three customers with a balance of $8.1 million. Three of the past due commercial real estate loans are being actively managed with the customers and are expected to be brought current, while one totaling $758,000 has been placed on nonaccrual, but is considered well-secured with a loan-to-value of 59%. During the same timeframe, non-performing assets increased from $12.8 million at December 31, 2023 to $13.8 million, which represented 1.41% of total assets at September 30, 2024. No loans were charged-off during the three or nine months ended September 30, 2024 or September 30, 2023. The Company’s allowance for credit losses related to loans was 0.39% of total loans and 19.94% of non-performing loans at September 30, 2024 compared to 0.39% of total loans and 21.81% of non-performing loans at December 31, 2023. The Bank does not have any exposure to commercial real estate loans secured by office space. At September 30, 2024, the Company’s allowance for credit losses related to held-to-maturity securities totaled $108,000 or 0.13% of the total held-to-maturity securities portfolio.

Total liabilities increased $39.8 million, or 5.0%, to $841.9 million mainly due to a $34.9 million increase in borrowings and a $3.9 million increase in total deposits. The increase in deposits reflected an increase in certificate of deposit accounts, which increased by $505,000 to $493.8 million from $493.3 million at December 31, 2023, an increase in NOW deposit accounts, which increased by $4.2 million to $45.5 million from $41.3 million at December 31, 2023, and by an increase in noninterest bearing demand accounts, which increased by $1.6 million from $30.6 million at December 31, 2023 to $32.1 million at September 30, 2024. This was offset by a $2.6 million, or 18.0%, decrease in money market accounts. At September 30, 2024, brokered deposits were $101.1 million or 16.1% of deposits and municipal deposits were $36.0 million or 5.7% of deposits. At September 30, 2024, uninsured deposits represented 10.7% of the Bank’s total deposits. Federal Home Loan Bank advances increased $34.9 million, or 20.8%, due to new borrowings, for which the durations have primarily been short-term in nature as we remain mindful of the changing interest rate environment and the potential for further interest rate cuts from the Federal Reserve. Total borrowing capacity at the Federal Home Loan Bank is $297.9 million of which $202.7 million has been advanced.

Total stockholders’ equity decreased $233,000 to $136.9 million, due to a net loss of $1.2 million and the repurchase of 163,790 shares of stock at a cost of $1.2 million, offset by a decrease in accumulated other comprehensive loss for securities available for sale of $1.6 million and stock compensation of $225,000 for the nine months ended September 30, 2024. At September 30, 2024, the Company’s ratio of average stockholders’ equity-to-total assets was 15.04%, compared to 15.32% at December 31, 2023.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	As of September 30, 2024	As of December 31, 2023
Assets
Cash and due from banks	$10,630,086	$13,567,115
Interest-bearing deposits in other banks	10,372,434	11,362,356

Cash and cash equivalents	21,002,520	24,929,471
Securities available for sale, at fair value	108,560,811	68,888,179
Securities held to maturity, net of allowance for securities credit losses of $108,000 and zero, respectively (fair value - $74,603,097 and $65,374,753, respectively)	80,103,753	72,656,179
Loans, net of allowance for credit losses of $2,747,949 and $2,785,949, respectively	708,896,566	714,688,635
Premises and equipment, net	7,853,076	7,687,387
Federal Home Loan Bank (FHLB) stock and other restricted securities	10,180,100	8,616,100
Accrued interest receivable	4,352,967	3,932,785
Core deposit intangibles	165,454	206,116
Bank-owned life insurance	31,635,988	30,987,851
Other assets	6,138,029	6,731,500

Total Assets	$978,889,264	$939,324,203

Liabilities and Equity
Non-interest bearing deposits	$32,125,742	$30,554,842
Interest bearing deposits	597,141,995	594,792,300

Total deposits	629,267,737	625,347,142
FHLB advances-short term	53,500,000	37,500,000
FHLB advances-long term	149,065,610	130,189,663
Advance payments by borrowers for taxes and insurance	3,265,262	2,733,709
Other liabilities	6,850,898	6,380,486

Total liabilities	841,949,507	802,151,000

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,092,357 issued and outstanding at September 30, 2024 and 13,279,230 at December 31, 2023	130,823	132,792
Additional paid-in capital	55,315,975	56,149,915
Retained earnings	90,936,649	92,177,068
Unearned ESOP shares (389,674 shares at September 30, 2024 and 409,750 shares at December 31, 2023)	(4,595,895)	(4,821,798)
Accumulated other comprehensive loss	(4,847,795)	(6,464,774)

Total stockholders’ equity	136,939,757	137,173,203

Total liabilities and stockholders’ equity	$978,889,264	$939,324,203

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Interest income
Loans, including fees	$8,381,581	$7,980,388	$24,888,377	$23,821,545
Securities
Taxable	1,884,276	994,791	5,247,336	3,042,389
Tax-exempt	13,137	13,159	39,409	78,293
Other interest-earning assets	341,268	301,081	980,536	771,584

Total interest income	10,620,262	9,289,419	31,155,658	27,713,811

Interest expense
Deposits	6,160,547	4,851,926	18,384,323	12,777,907
FHLB advances	1,802,387	1,220,166	4,719,056	2,900,359

Total interest expense	7,962,934	6,072,092	23,103,379	15,678,266

Net interest income	2,657,328	3,217,327	8,052,279	12,035,545
Provision (recovery) for credit losses	—	—	70,000	(125,000)

Net interest income after provision (recovery) for credit losses	2,657,328	3,217,327	7,982,279	12,160,545

Non-interest income
Fees and service charges	56,610	61,529	164,400	159,381
Gain on sale of loans	11,710	—	11,710	29,375
Bank-owned life insurance	221,122	197,873	648,137	574,073
Other	37,943	30,332	105,420	93,660

Total non-interest income	327,385	289,734	929,667	856,489

Non-interest expense
Salaries and employee benefits	2,102,993	2,274,347	6,404,946	6,737,952
Occupancy and equipment	380,714	372,626	1,118,739	1,114,170
FDIC insurance assessment	106,313	132,571	313,626	319,690
Data processing	306,167	205,721	928,292	717,913
Advertising	85,750	126,000	310,950	369,383
Director fees	159,851	159,336	467,100	478,011
Professional fees	248,420	149,251	682,517	412,519
Other	214,686	241,530	747,598	661,300

Total non-interest expense	3,604,894	3,661,382	10,973,768	10,810,938

(Loss) income before income taxes	(620,181)	(154,321)	(2,061,822)	2,206,096
Income tax (benefit) expense	(253,221)	(125,268)	(821,403)	385,801

Net (loss) income	$(366,960)	$(29,053)	$(1,240,419)	$1,820,295

(Loss) earnings per Share - basic	$(0.03)	$(0.00)	$(0.10)	$0.14
(Loss) earnings per Share - diluted	$(0.03)	$(0.00)	$(0.10)	$0.14
Weighted average shares outstanding - basic	12,702,683	13,037,903	12,702,683	13,103,951
Weighted average shares outstanding - diluted	12,717,904	13,037,903	12,734,624	13,103,951

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2024	2023	2024	2023
Performance Ratios (1):
(Loss) return on average assets (2)	(0.07)%	(0.01)%	(0.20)%	0.26%
(Loss) return on average equity (3)	(0.52)%	(0.08)%	(1.44)%	1.75%
Interest rate spread (4)	0.66%	1.01%	0.68%	1.41%
Net interest margin (5)	1.15%	1.47%	1.18%	1.82%
Efficiency ratio (6)	120.78%	104.40%	122.18%	83.05%
Average interest-earning assets to average interest-bearing liabilities	114.30%	116.68%	114.62%	117.21%
Net loans to deposits	110.67%	110.08%	114.43%	110.08%
Average equity to average assets (7)	14.01%	15.00%	14.14%	14.88%
Capital Ratios:
Tier 1 capital to average assets			13.47%	15.67%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.39%	0.39%
Allowance for credit losses as a percent of non-performing loans			19.94%	22.62%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			1.94%	1.73%
Non-performing assets as a percent of total assets			1.41%	1.33%

(1)	Certain performance ratios for the three and nine months ended September 30, 2024 and 2023 are annualized.
(2)	Represents net (loss) income divided by average total assets.
(3)	Represents net (loss) income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2024 and 2023.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2024 and 2023.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
	(unaudited)
Real estate:
Residential First Mortgage	$473,492,871	$486,052,422
Commercial Real Estate	112,899,496	99,830,514
Multi-Family Real Estate	74,697,352	75,612,566
Construction	40,243,916	49,302,040
Commercial and Industrial	10,229,503	6,658,370
Consumer	81,377	18,672

Total loans	711,644,515	717,474,584
Allowance for credit losses	(2,747,949)	(2,785,949)

Net loans	$708,896,566	$714,688,635

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated:

	At September 30,			At December 31,
	2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(unaudited)
Noninterest bearing demand accounts	$32,125,742	5.11%	—%	$30,554,842	4.89%	—%
NOW accounts	45,493,204	7.23%	2.21	41,320,723	6.61%	1.90
Money market accounts	12,003,291	1.91%	0.30	14,641,846	2.34%	0.30
Savings accounts	45,865,501	7.29%	1.82	45,554,964	7.28%	1.76
Certificates of deposit	493,779,999	78.47%	4.15	493,274,767	78.88%	4.00

Total	$629,267,737	100.00%	3.55%	$625,347,142	100.00%	3.42%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$10,195	$138	5.39%	$12,764	$168	5.21%
Loans	711,601	8,381	4.69%	710,725	7,981	4.45%
Securities	187,212	1,897	4.05%	138,479	1,008	2.91%
Other interest-earning assets	9,908	203	8.20%	6,620	132	8.04%

Total interest-earning assets	918,916	10,619	4.60%	868,588	9,289	4.25%

Non-interest-earning assets	56,061			54,179

Total assets	$974,977			$922,767

Liabilities and equity:
NOW and money market accounts	$65,767	$329	1.99%	$74,785	$354	1.88%
Savings accounts	44,029	205	1.85%	46,177	214	1.83%
Certificates of deposit (1)	497,251	5,626	4.50%	498,082	4,284	3.41%

Total interest-bearing deposits	607,047	6,160	4.04%	619,044	4,852	3.11%

Federal Home Loan Bank advances (1)	196,885	1,802	3.64%	125,344	1,220	3.86%

Total interest-bearing liabilities	803,932	7,962	3.94%	744,388	6,072	3.24%

Non-interest-bearing deposits	31,679			38,257
Other non-interest-bearing liabilities	2,724			1,727

Total liabilities	838,335			784,372

Total equity	136,642			138,395

Total liabilities and equity	$974,977			$922,767

Net interest income		$2,657			$3,217

Interest rate spread (2)			0.66%			1.01%
Net interest margin (3)			1.15%			1.47%
Average interest-earning assets to average interest-bearing liabilities	114.30%			116.68%

1.

Cash flow and fair value hedges are used to manage interest rate risk. During the three months ended September 30, 2024 and 2023, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $498,000 and $92,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$9,072	$415	6.09%	$11,352	$423	4.98%
Loans	711,697	24,888	4.66%	713,603	23,822	4.46%
Securities	179,818	5,287	3.92%	148,802	3,121	2.80%
Other interest-earning assets	8,903	566	8.48%	6,110	348	7.62%

Total interest-earning assets	909,490	31,156	4.57%	879,867	27,714	4.20%
Non-interest-earning assets	58,221			54,380

Total assets	$967,711			$934,247

Liabilities and equity:
NOW and money market accounts	$67,628	$993	1.96%	$91,781	$1,089	1.59%
Savings accounts	43,824	608	1.85%	49,529	375	1.01%
Certificates of deposit (1)	510,494	16,784	4.39%	498,460	11,314	3.03%

Total interest-bearing deposits	621,946	18,385	3.95%	639,770	12,778	2.67%
Federal Home Loan Bank advances (1)	171,565	4,719	3.67%	110,875	2,900	3.50%

Total interest-bearing liabilities	793,511	23,104	3.89%	750,645	15,678	2.79%

Non-interest-bearing deposits	31,225			38,253
Other non-interest-bearing liabilities	6,154			6,351

Total liabilities	830,890			795,249
Total equity	136,821			138,998

Total liabilities and equity	$967,711			$934,247

Net interest income		$8,052			$12,036

Interest rate spread (2)			0.68%			1.41%
Net interest margin (3)			1.18%			1.82%
Average interest-earning assets to average interest-bearing liabilities	114.62%			117.21%

1.

Cash flow and fair value hedges are used to manage interest rate risk. During the nine months ended September 30, 2024 and 2023, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $1.2 million and $139,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
	Compared to			Compared to
	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$(66)	$36	$(30)	$(123)	$115	$(8)
Loans receivable	9	391	400	(101)	1,167	1,066
Securities	420	469	889	742	1,424	2,166
Other interest earning assets	68	3	71	175	43	218

Total interest-earning assets	432	898	1,330	692	2,750	3,442

Interest expense:
NOW and money market accounts	(128)	103	(25)	(413)	317	(96)
Savings accounts	(24)	15	(9)	(73)	306	233
Certificates of deposit	(49)	1,391	1,342	279	5,191	5,470
Federal Home Loan Bank advances	1,031	(449)	582	1,667	152	1,819

Total interest-bearing liabilities	830	1,060	1,890	1,461	5,965	7,426

Net decrease in net interest income	$(398)	$(162)	$(560)	$(768)	$(3,216)	$(3,984)

Contacts

Kevin Pace – President & CEO, 201-862-0660 ext. 1110